AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of June 30, 2026 (the "Effective Date"), by and between **FIDELITY & GUARANTY ANNUITIES & LIFE, INC.**, a Delaware corporation (the "Company"), and **CONOR MURPHY** (the "Employee") and amends that certain Employment Agreement dated as of April 1, 2025 (the "Agreement") and Amendment No. 1 dated as of August 6, 2025. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. The first sentence of Section 2 of the Agreement is deleted, and the following shall be inserted in lieu thereof:

> Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Employee to serve as President and Chief Executive Officer, or in such other capacity as may be mutually agreed by the parties.

2. Section 5(c) of the Agreement is updated to replace the Employee's target Annual Bonus to effective as of July 1, 2026, 200% of Employee's base salary earnings during the performance period, with a maximum of up to two times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"). The 2026 Annual Bonus Opportunity shall be pro-rated with an effective target payout at 150%.

3. Section 5(e) of the Agreement is deleted, and the following shall be inserted in lieu thereof:

> Equity Participation. Employee shall be eligible to participate in the Company's equity incentive plans. Subject to the Company's Compensation Committee approval, Employer will recommend that Employee receive a $6.0 million 2026 equity grant at such time as when the Committee approves all other executive officer equity grants, which is expected to occur in the fourth quarter of 2026, in such form, vesting and performance criteria and other terms as provided to other Company executive executives.

4. Section 6 of the Agreement is deleted, and the following shall be inserted in lieu thereof:

> Compensation Policies. The Company has adopted certain compensation related policies that apply to Employee. Employee acknowledges that he is expected to maintain an ownership level in the Company stock of at least five (5) times his annual base salary and that Employee has read and understands the Company's policies regarding insider trading and prohibiting the hedging and pledging of the Company stock.

5. Section 9(f)(i) of the Agreement is deleted, and the following shall be inserted in lieu thereof:

> (i) a material diminution in Employee's title of Chief Executive Officer, Annual Base Salary or Annual Bonus Opportunity; or

6. Section 13 (b) of the Agreement is deleted, and the following shall be inserted in lieu thereof:

After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete.

(i) For a period of eighteen months (18) months after Employee's employment terminates for any reason whatsoever, Employee shall not to directly or indirectly solicit, induce away, or attempt to solicit, recruit or induce away, or hire any employee, director or officer of the Company with whom Employee had contact during the Employee's employment with the Company. For purposes of this section, "contact" means any personal interaction whatsoever between the individual and Employee.

(ii) For a period of fifteen months (15) months after Employee's employment terminates for any reason whatsoever, Employee shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any client or independent marketing organization of the Company and its affiliates for the purpose of providing investment advisory or insurance services, insurance products or insurance distribution services. Notwithstanding the foregoing, this section is not intended to interfere with the Employee's duties with a subsequent employer and shall not restrict the Employee from providing investment advisory or insurance services, insurance products or insurance distribution services to clients of the Company and its affiliates who are existing clients of a subsequent employer or clients of the Company and its affiliates who unilaterally initiate discussions with, and/or engage the services of, a subsequent employer; provided that to the extent the Employee is engaged in conversations or business with clients of the Company and its affiliates as permitted by the foregoing in connection with the performance of the Employee's duties with a subsequent employer, Employee shall not directly encourage such client to decrease its business with the Company and its affiliates. For the avoidance of doubt, that merely representing Employee's subsequent employer in a manner that indirectly causes a Client to decrease its business with the Company and its affiliates shall not be a violation of this section.

(iii) For a period of two (2) years after Employee's employment terminates for any reason whatsoever, the Employee shall not, without the written consent of the Company, directly or indirectly carry on or participate in a Competing Business (as defined below) for or with a Primary Competitor (as defined below), and for six (6) months after the Employee's employment terminates for any reason whatsoever, the Employee shall not, without the written consent of the Company, directly or indirectly

carry on or participate in a Competing Business with any person, entity or otherwise that is not a Primary Competitor. A "Competing Business" shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The phrase "carry on or participate in a Competing Business" shall include engaging in any of the following activities, directly or indirectly: (A) Carrying on or engaging in a Competing Business as a principal, or on the Executive's own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (B) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (C) extending credit for the purpose of establishing or operating a Competing Business; (D) lending or allowing the Executive's name or reputation to be used in a Competing Business; or (E) otherwise allowing the Executive's skill, knowledge or experience to be used in a Competing Business. A "Primary Competitor" means Allianz, American Equity Investment Life Insurance Company, Athene Annuity & Life Assurance Company, Aspida, Global Atlantic and Security Benefit Life Insurance Company.

(iv) Employee and the Company agree that the period of time and geographic area applicable to the covenants in this section are reasonable and necessary to protect the legitimate interests and goodwill of the Company.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY & GUARANTY ANNUITIES & LIFE, INC.

By: ______________________
Its: Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary

CONOR MURPHY

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